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                                                                   EXHIBIT d(vi)

             SUBSCRIPTION, DISTRIBUTION AND ESCROW AGENCY AGREEMENT

     This Subscription, Distribution and Escrow Agency Agreement (the "Agreement") is made as of October 21, 1991 between The Gabelli Equity Trust Inc., a Maryland Corporation ("Gabelli") and State Street Bank and Trust Company, a national banking association, as subscription, distribution and escrow agent ("Agent").

     WHEREAS, Gabelli proposes to make a subscription offer by issuing certificates or other evidences of subscription rights, in the form designated by Gabelli ("Subscription Certificates") to shareholders of record ("Record Date Shareholders") of its Common Capital Stock as of a record date specified by Gabelli (the "Record Date"), pursuant to which each Record Date Shareholder will have certain rights (the "Rights") to subscribe to shares of Gabelli Common Capital Stock, par value $.001 ("Common Capital Stock"), as described in and upon such terms as are set forth in the prospectus (the "Prospectus") included in the Form N-2 Registration Statement filed by Gabelli with the Securities and Exchange Commission on September 13, 1991, as amended by any amendment filed with respect thereto (the "Registration Statement");

     WHEREAS, Gabelli wishes the Agent to perform certain acts on behalf of Gabelli, and the Agent is willing to so act, in connection with the distribution of the Subscription Certificates and the issuance and exercise of the Rights to subscribe therein set forth, all upon the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements set forth herein, the parties agree as follows:

          1. Pursuant to resolution of its Board of Directors Gabelli hereby appoints and authorizes the Agent to act on its behalf in accordance with the provisions hereof, and the Agent hereby accepts such appointment and agrees to so act.

          2. (a) Each Subscription Certificate shall evidence the Rights of the Record Date Shareholder therein named to purchase Common Capital Stock upon the terms and conditions therein and herein set forth.

            (b) Upon the written advice of Gabelli, signed by its Chairman, President, Secretary or Assistant Secretary, as to the Record Date, the Agent shall, from a list of Gabelli Shareholders as of the Record Date to be prepared by the Agent in its capacity as Transfer Agent of Gabelli, prepare and record Subscription Certificates in the names of the Record Date Shareholders, setting forth the number of Rights to subscribe to Gabelli Common Capital Stock calculated on the basis of one Right for each share of Common Capital Stock recorded on the Gabelli books in the name of each such Record Date Shareholder as of the Record Date. Each Subscription Certificate shall be dated as of the Record Date and shall be executed manually or by facsimiles signature of a duly authorized Officer of Gabelli. Upon the written advice, signed as aforesaid, as to the effective date of the Registration Statement, the Agent shall as promptly as practicable countersign and deliver the Subscription Certificates, together with a copy of the Prospectus, to all Record Date Shareholders. No Subscription Certificate shall be valid for any purpose unless so executed. Should any Officer whose signature has been placed upon any Subscription Certificate cease to hold such office at any time thereafter, such event shall have no effect on the validity of such Subscription Certificate.

          3. (a) Each Subscription Certificate shall be irrevocable and fully transferable. The Agent shall, in its capacity as Transfer Agent of Gabelli maintain a register of Subscription Certificates and the holders of record thereof (each of whom shall be deemed a "Record Date Shareholder" hereunder for purposes of determining the rights of holders of Subscription Certificates). Each Subscription Certificate shall, subject to the provisions thereof, entitle the Record Date Shareholder in whose name it is recorded to the following:
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             (1) The right (the "Basic Subscription Right") to purchase a number of shares of Common Capital Stock equal to one share of Common Capital Stock for every six Subscription Rights; provided, however, that no fractional shares of Common Capital Stock shall be issued; and

             (2) The right (the "Oversubscription Right") to purchase from Gabelli additional shares of Common Capital Stock, subject to the availability of such shares and to allotment of such shares as may be available among Record Date Shareholders who exercise Oversubscription Rights on the basis specified in the Prospectus; provided, however, that a Record Date Shareholder who has not exercised his Basic Subscription Rights with respect to the full number of shares that such Record Date Shareholder is entitled to purchase by virtue of his Basic Subscription Rights as of the Expiration Date, if any, shall not be entitled to any Oversubscription Rights.

            (b) A Record Date Shareholder may exercise his Basic Subscription Rights and Oversubscription Rights by delivery to the Agent at its corporate office specified in the Prospectus of (i) the Subscription Certificate with respect thereto, duly executed by such Record Date Shareholder in accordance with and as provided by the terms and conditions of the Subscription Certificate, together with (ii) the purchase price of $8.00 for each share of Common Capital Stock subscribed for by exercise of such Rights, in United States dollars in cash, by check, or bank draft drawn on a bank in the continental United States or by postal, telegraphic, or express money order, in each case payable to the order of Gabelli.

            (c) Rights may be exercised at any time after the date of issuance of the Subscription Certificates with respect thereto but no later than 5:00 P.M. Eastern Daylight Time on such date as Gabelli shall designate to the Agent in writing (the "Expiration Date"). For the purpose of determining the time of the exercise of any Rights, delivery of any material to the Agent shall be deemed to occur when such materials are received at the corporate office of the Agent specified in the Prospectus.

            (d) Not withstanding the provisions of Section 3(b) and 3(c) retarding delivery of an executed Subscription Certificate to the Agent prior to 5:00 P.M. Eastern Daylight Time on the Expiration Date, if prior to such time the Agent receives notice of guaranteed delivery by telegram or otherwise from a bank, trust company or a New York Stock Exchange member guaranteeing delivery of (i) full payment for shares purchased and subscribed for by virtue of a Rights Holder's Rights, and (ii) a properly completed and executed Subscription Certificate, then such exercise of Basic Subscription Rights and Oversubscription Rights shall be regarded as timely, subject, however, to receipt of the duly executed Subscription Certificate and full payment for the Capital Common Stock by the Agent within five business days after the Expiration Date (as defined in the Prospectus).

            (e) Within five business days following the Expiration Date (the "Confirmation Date"), the Agent shall send a confirmation to each Shareholder (or, if shares of Common Capital Stock on the Record Date are held by Cede & Co. or any other depository or nominee, to Cede & Co. or such other depository or nominee), showing (i) the number of shares acquired pursuant to the Basic Subscription Rights, (ii) the number of shares, if any, acquired pursuant to the Oversubscription Rights, (iii) the per share and total purchase price for the shares, (iv) any amount payable to the Shareholder pursuant to Section 9, and (v) any excess to be refunded by Gabelli to such Shareholder, in each case based on the Subscription Price. Any excess payment to be refunded by Gabelli to a Shareholder, shall be mailed by the Agent to the Shareholder within fifteen business days after the Expiration Date, as provided in Section 6 below.

          4. If, after allocation of shares of Common Capital Stock to persons exercising Basic Subscription Rights, there remain unexercised Rights, then the Agent shall allot the shares issuable upon exercise of such unexercised Rights (the "Remaining Shares") to persons exercising Oversubscription Rights, in the amounts of such oversubscriptions. If the number of shares for which Oversubscription Rights have been exercised is greater than the Remaining Shares, the Agent shall allot the Remaining Shares to the persons exercising Oversubscription Rights pro rata based solely on the number of Basic Subscription Rights exercised by each of them. The Agent shall advise Gabelli immediately upon the completion of the allocation set forth above as to the total number of shares subscribed and distributable.
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          5. (a) The Agent, will deliver (i) certificates representing those shares purchased pursuant to exercise of Basic Subscription Rights as soon as practicable after the corresponding Rights have been validly exercised and full payment for such shares has been received and cleared; (ii) certificates representing those shares purchased pursuant to the exercise of Oversubscription Rights as soon as practicable after the Expiration Date and after all allocations have been effected; (iii) in the case of each Rights Holder whose rights were sold pursuant to Section 9, within fifteen business days after the Expiration Date, proceeds of such sale (provided, however, that proceeds of sales on behalf of Record Dale Shareholders whose Subscription Certificates are undeliverable shall be held by the Agent until they are either claimed or escheated); (iv) in the case of each Record Date Shareholder who subscribed, pursuant to the exercise of Oversubscription Rights, for a greater number of shares than was allotted to such Record Date Shareholder under Section 4, within fifteen business days after the Expiration Date, a refund (and interest on such) in the amount of the difference between the purchase price delivered for the shares subscribed for pursuant to the exercise of such Oversubscription Rights and the purchase price of the shares so allotted under Section 4 (an "Excess Payment").

          6. (a) All proceeds received by the Agent from Rights holders in respect of the exercise of rights shall be held by the Agent, on behalf of Gabelli, in a segregated, interest-bearing escrow account (the "Escrow Account"). Pending disbursement in the manner described in Section 6(b) below, Funds held in the Escrow Account shall be invested by the Agent at the direction of Gabelli.

            (b) The Agent shall deliver all proceeds received in respect of this exercise of the Rights (including interest earned thereon) to Gabelli as promptly as practicable, but in no event later than fifteen business days after the Confirmation Date. Proceeds held in respect of Excess Payments (including interest earned thereon) shall be refunded to Record Date Shareholders entitled to such a refund within fifteen business days after the Expiration Date.

          7. The Agent shall promptly advise Gabelli as to the date of delivery of Common Capital Stock hereunder and shall supply Gabelli with a certified list of Shareholders as of the Record Date.

          8. The Agent shall account promptly to Gabelli with respect to Rights exercised and concurrently account for all monies received and returned by the Agent with respect to the purchase of shares of Common Capital Stock upon the exercise of Rights.

          9. The Agent shall use its best efforts to sell on the New York Stock Exchange, on the terms set forth in the Prospectus, (i) all Rights submitted to it for sale by Rights Holders in accordance with the Prospectus, provided such Rights are received by the Agent at least one day prior to the Expiration Date, (ii) all Rights of Record Date Shareholders whose Subscription Certificates remain unclaimed as a result of being returned by postal authorities as undeliverable as of one business day prior to the Expiration Date, and (iii) all rights a Rights Holder is unable to exercise because such rights represent the right to subscribe for less than one share. Such sales will be made through a broker or brokers selected by the Subscription Agent, and the Agent shall deliver the proceeds of such sales to the Rights Holder net of commissions charged by such broker or brokers.

          10. In the event the Agent does not receive, within five business days after the Expiration Date, any amount due from a Rights Holder as specified in Section 3(e), then it shall take such action with respect to such Rights Holder's Subscription Rights as may be instructed in writing by Gabelli, including without limitation (i) applying any payment actually received by it toward the purchase of the greatest whole number of shares of Common Capital Stock which could be acquired with such payment, (ii) allocating the shares subject to such Subscription Rights to one or more other Record Date Shareholders, and (iii) selling all or a portion of the shares of Common Capital Stock deliverable upon exercise of such Subscription Rights on the open market, and applying the proceeds thereof to the amount owed.

          11. No Subscription Certificate shall entitle a Rights Holder to vote or receive dividends or be deemed the holder of shares of Common Capital Stock for any purpose, nor shall anything contained in any Subscription Certificate be construed to confer upon any Rights Holder any of the rights of a shareholder of Gabelli or any right to vote, give or withhold consent to any action by Gabelli (whether
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     upon any recapitalization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings of other action affecting shareholders, or receive dividends or otherwise, until the Rights evidenced thereby shall have been exercised and the shares of Common Capital Stock purchasable upon the exercise thereof shall have become deliverable as provided in this Agreement and in the Prospectus.

          12. If any Subscription Certificate is lost, stolen, mutilated, or destroyed the Agent may, on such terms which will indemnify Gabelli as the Agent may in its discretion impose (which shall, in the case of a Subscription Certificate include the surrender thereof), issue a new Subscription Certificate of like denomination in substitution for the Subscription Certificate so lost, stolen or mutilated or destroyed.

          13. (a) Gabelli covenants that all shares of Common Capital Stock issued on exercise of Rights set forth in the Subscription Certificates will be validly issued, fully paid, nonassessable and free of preemptive rights.

              (b) Gabelli shall furnish to the Agent, upon request, an opinion of counsel satisfactory to the Agent to the effect that a registration statement under the Securities Act of 1933, as amended (the "Act"), is then in effect with respect to its shares of Common Capital Stock issuable upon exercise of the Rights set forth in the Subscription Certificates. Upon written advice to the Agent that the Securities and Exchange Commission shall have issued or threatened to have issued any order preventing or suspending the use of the Prospectus, or if for any reason it shall be necessary to amend or supplement the Prospectus in order to comply with the Act, the Agent shall cease acting hereunder until receipt of written instructions from Gabelli and such assurances as it may reasonably request that it may comply with such instruction without violations of the Act.

          14. (a) Any corporation into which the Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Agent shall be a party, or any corporation succeeding to the corporate trust business of the Agent, shall be the successor to the Agent hereunder without the execution or filing of any of the parties hereto, provided that such corporation would be eligible for appointment as a successor Agent. In case at the time such successor to the Agent shall succeed to the agency created by this Agreement, any of the Subscription Certificates shall have been countersigned but not delivered, any such successor to the Agent may adopt the countersignature of the original Agent and deliver such Subscription Certificates so countersigned, and in case at that time any of the Subscription Certificates shall not have been countersigned, any successor to the Agent may countersign such Subscription Certificates either in the name of the predecessor Agent or in the name of the successor Agent, and in all such cases such Subscription Certificates shall have the full force provided in the Subscription Certificates and in this Agreement.

              (b) In case at any time the name of the Agent shall be changed and at such time any of the Subscription Certificates shall have been countersigned but not delivered, the Agent may adopt the countersignature under its prior name and deliver Subscription Certificates so countersigned, and in case at that time any of the Subscription Certificates shall not have been countersigned, the Agent may countersign such Subscription Certificates either in its prior name or in its changed name, and in all such cases such Subscription Certificates shall have the full force provided in the Subscription Certificates and in this Agreement.

          15. Gabelli agrees to pay to the Agent from time to time, on demand of the Agent, reasonable compensation for all services rendered by it hereunder and also its reasonable expenses and other disbursements incurred in the administration and execution of this Agreement and the exercise and performance of its duties hereunder.

          16. The Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions:

              (a) Whenever in the performance of its duties under this Agreement the Agent shall deem it necessary or desirable that any fact or matter be proved or established, prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof is herein specifically
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     prescribed) may be deemed to be conclusively proved and established by a certificate signed by the Chairman of the Board or President or a Vice President or the Secretary or Assistant Secretary or the Treasurer of Gabelli delivered to the Agent, and such certificate shall be full authorization to the Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate.

              (b) The Agent shall not be responsible for and Gabelli shall indemnify and hold the Agent harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to all actions of the Agent or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct.

              (c) The Agent shall be liable hereunder only for its own negligence or willful misconduct.

              (d) Nothing herein shall preclude the Agent from acting in any other capacity for Gabelli or for any other legal entity.

              (e) The Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from any officer or assistant officer of Gabelli and to apply to any such officer of Gabelli for advice or instructions in connection with its duties, and shall be indemnified and not be liable for any action taken or suffered by it in good faith in accordance with instructions of any officer or assistant officer.

              (f) The Agent shall be indemnified and shall incur no liability for or in respect of any action taken, suffered, or omitted by it in reliance upon any Subscription Certificate or certificate for Common Capital Stock, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, statement, or other paper or document that it reasonably believes to be genuine and to be signed, executed and, where necessary, verified or acknowledged, by the proper person or persons.

              (g) Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement of for any consequential damages arising out of any act or failure to act hereunder.

          17. The Agent, may without the consent or concurrence of the Shareholders in whose names Subscription Certificates are registered, by supplemental agreement or otherwise, concur with Gabelli in making any changes or corrections in a Subscription Certificate that it shall have been advised by counsel (who may be counsel for Gabelli) is appropriate to cure any ambiguity or to correct any defective or inconsistent provision or clerical omission or mistake or manifest error therein or herein contained, and which shall not be inconsistent with the provisions of the Subscription Certificate except insofar as any such change may confer additional rights upon the Rights Holders.

          18. Assignment

             a. Except as provided in Section c below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

             b. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

             c. The Agent may, without further consent on the part of Gabelli, subcontract for the performance hereof with (i) Boston Financial Data Services, Inc., a Massachusetts corporation ("BFDS") which is duly registered as a transfer agent pursuant to Section 17(c)(1) of the Securities Exchange Act of 1934 ("Section A(c)(1)"), or (ii) the current third party vendor utilized by BFDS; provided, however, that the Agent shall be as fully responsible to Gabelli for the acts and omissions of any subcontractor as it is for its own acts and omissions.

          19. All the covenants and provisions of this Agreement by or for the benefit of Gabelli, or the Agent shall bind and insure to the benefit of their respective successors and assigns hereunder.
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          20. The validity, interpretation and performance of this Agreement shall be governed by the law of the Commonwealth of Massachusetts.

STATE STREET BANK AND TRUST COMPANY                    THE GABELLI EQUITY TRUST, INC.

By:                                                    By:
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    Vice President                                         Vice President

Dated:
 -------------------------------------------------     Dated:
                                                       -----------------------------------------------